Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-187440

FINAL TERM SHEET

Dated December 2, 2013

CVS CAREMARK CORPORATION

Issuer:	CVS Caremark Corporation (“CVS Caremark”)

Description of Securities:

$750,000,000 1.20% Senior Notes due December 5, 2016 (“2016 Notes”)

$1,250,000,000 2.25% Senior Notes due December 5, 2018 (“2018 Notes”)

$1,250,000,000 4.00% Senior Notes due December 5, 2023 (“2023 Notes”)

$750,000,000 5.30% Senior Notes due December 5, 2043 (“2043 Notes”)

Security Type:	Senior Notes

Legal Format:	SEC Registered (Registration No. 333-187440)

Settlement Date:	December 5, 2013 (T+3)

Maturity Date:	December 5, 2016 for the 2016 Notes December 5, 2018 for the 2018 Notes December 5, 2023 for the 2023 Notes December 5, 2043 for the 2043 Notes

Issue Price:	99.962% of principal amount for the 2016 Notes 99.887% of principal amount for the 2018 Notes 99.560% of principal amount for the 2023 Notes 99.806% of principal amount for the 2043 Notes

Coupon:	1.20% for the 2016 Notes 2.25% for the 2018 Notes 4.00% for the 2023 Notes 5.30% for the 2043 Notes

Benchmark Treasury:	2016 Notes: 0.625% UST due November 15, 2016 2018 Notes: 1.250% UST due November 30, 2018 2023 Notes: 2.750% UST due November 15, 2023 2043 Notes: 3.625% UST due August 15, 2043

Benchmark Treasury Strike:	2016 Notes: 0.563% 2018 Notes: 1.424% 2023 Notes: 2.804% 2043 Notes: 3.863%

Spread to Benchmark Treasury:	2016 Notes: +65 basis points (0.65%) 2018 Notes: +85 basis points (0.85%) 2023 Notes: +125 basis points (1.25%) 2043 Notes: +145 basis points (1.45%)

Yield to Maturity	2016 Notes: 1.213% 2018 Notes: 2.274% 2023 Notes: 4.054% 2043 Notes: 5.313%

Interest Payment Dates:	Semi-annually on June 5 and December 5, commencing on June 5, 2014

Change of Control:	Upon the occurrence of both (i) a change of control of CVS Caremark and (ii) a downgrade of the notes below an investment grade rating by each of Fitch Ratings, Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services within a specified period, CVS Caremark will be required to make an offer to purchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. See “Description of the Notes – Change of Control” on page S-16 of the Preliminary Prospectus Supplement dated December 2, 2013.

Redemption Provisions:

2016 Notes: Make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 10 basis points.

2018 Notes: Prior to one month before the maturity date, make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 15 basis points. Thereafter redeemable at 100%.

2023 Notes: Prior to three months before the maturity date, make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 20 basis points. Thereafter, redeemable at 100%.

2043 Notes: Prior to six months before the maturity date, make-whole call at any time at the greater of 100% or discounted present value at Treasury Yield plus 25 basis points. Thereafter redeemable at 100%.

Use of Proceeds:	To repay commercial paper and for general corporate purposes, which may include funding the acquisition of Coram. “Use of Proceeds” on page S-8 of the Preliminary Prospectus Supplement dated December 2, 2013.

Underwriting Discounts and Commissions:	2016 Notes: 0.35% 2018 Notes: 0.60% 2023 Notes: 0.65% 2043 Notes: 0.875%

Joint Book-Running Managers:	BARCLAYS CAPITAL INC.
J.P. MORGAN SECURITIES LLC
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
BNY MELLON CAPITAL MARKETS, LLC
WELLS FARGO SECURITIES, LLC

CUSIP Number:	2016 Notes: 126650 CA6 2018 Notes: 126650 CB4 2023 Notes: 126650 CC2 2043 Notes: 126650 CD0

Ratings*:	Baa1 / BBB+ (Moody’s / S&P)

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling toll-free 1-888-603-5847 or J.P. Morgan Securities LLC by calling collect 1-212-834-4533.